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Exhibit 99
                                                                PR NEWSWIRE

                 NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
           THE DISTRIBUTION FOR THE FIRST QUARTER OF FISCAL 2016


Red Bank, N.J. January 29, 2016 The Trustees of North European Oil Royalty Trust (NYSE-NRT) today announced a quarterly distribution of $0.16 per unit for the first quarter of fiscal 2016, payable on February 24, 2016 to holders of record on February 12, 2016. Natural gas sold during the fourth calendar quarter of 2015 is the primary source of royalty income on which the February distribution is based.

John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of $0.16 per unit is 54.29%, or $0.19 per unit, lower than the distribution of $0.35 per unit for the first quarter of fiscal 2015.
The decline in the quarterly distribution is primarily attributable to the combination of lower gas sales, gas prices and average exchange rates under both royalty agreements. More specific details will be available in the earnings press release scheduled for publication on or about February 12, 2016.

Trust royalty payments for each fiscal quarter are based on actual royalties payable for the preceding calendar quarter. In the final month of the Trust's fiscal quarter, the operating companies determine the actual amount of royalties that should have been paid to the Trust and compare this amount to the amount actually paid. Any underpayment would be added to the amount of royalties paid during the final month of the current fiscal quarter. Any overpayment would be deducted from the amount of royalties to be paid in the first month of the Trust's next fiscal quarter. The operating companies may make further adjustments during the quarter based on the recalculation of royalties payable for prior periods, and the Trust has no means of predicting such adjustments.

The table below shows an estimate of the amount of royalties anticipated to be received in the second quarter of fiscal 2016 based on the actual amount of royalties that were payable to the Trust for the fourth calendar quarter of 2015. Amounts in dollars are based on the current exchange rate of
1.090968. Actual royalty income in dollars is valued based on exchange rates on the days funds are transferred. The February estimate below includes negative adjustments totaling Euros 86,755 for the fourth quarter of calendar 2015.

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Estimated Combined        Combined           Combined             Dollar
    Royalties             Royalties          Royalties         Royalties in
  Anticipated in          In Euros           In Dollars       Cents per Unit
------------------------------------------------------------------------------
    February           Euros 619,305          $ 675,642           $0.074
    March              Euros 706,060          $ 770,289           $0.084
    April              Euros 706,060          $ 770,289           $0.084
------------------------------------------------------------------------------

The cumulative 12-month distribution, which includes this February distribution and the three prior quarterly distributions, is $1.08 per unit. This 12-month cumulative distribution is 38.64% or $0.68 per unit lower than

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the prior 12-month distribution of $1.76 per unit.  The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.

Contact - John R. Van Kirk, Managing Director, telephone: (732) 741-4008, e-mail: jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available at the Trust's website: www.neort.com.